EXHIBIT 99.1

OPHTHALMIC IMAGING SYSTEMS SIGNS CONTRACT WITH HENRY FORD HEALTH SYSTEM

OIS TO UPGRADE OPHTHALMOLOGY DEPARTMENTS IN 15 HFHS LOCATIONS

Sacramento, California, February 1, 2006-- Ophthalmic Imaging Systems ("OIS") (OTCBB:OISI - News), a leading provider of ophthalmic digital imaging systems, announced today a $548,000 contract with Henry Ford Health System (HFHS) to upgrade the ophthalmology departments in 15 HFHS locations to fully integrated digital systems.

Under the terms of the agreement, scheduled for completion in the first half of 2006, OIS will implement two key upgrades to the HFHS ophthalmology department system. The first step in the process will be to convert the film-based ophthalmic photography systems to digital imaging systems. This will include modifying existing stations and deploying new digital capture stations. The second step will employ a completely automated interface system throughout the ophthalmic department allowing automated import of objects from a variety of existing and future ophthalmic diagnostic equipment, including OCT, HFA, Ultrasound, Topography, HRT, SLO, to a single platform.

Once operational, the system will be completely integrated with HFHS' infrastructure, including image acquisition, image analysis, short- and long-term storage, archiving, disaster recovery, viewing, and monitoring. HFHS also entered contracts with other vendors for IT hardware and integration upgrades related to the systems upgrade for approximately $700,000.

"OIS is at the front of the technology curve in bringing the Ophthalmology field to the digital age. We are pleased Henry Ford Health System has chosen to partner with OIS in upgrading its ophthalmology department," stated Gil Allon, CEO of Ophthalmic Imaging Systems. "Our digital imaging products continue to offer superior quality compared to film and our software platform has created a more user-friendly environment for both diagnosis and storage."

Paul A. Edwards, M.D., chair Department of Ophthalmology, Eye Care Services of Henry Ford Health System, stated, "We are excited to take this next step and look forward to building a strong relationship with OIS as we move forward with the implementation of our new system. We recognize the advancements which digital imaging has made in health care over the past few years and feel that digital's high resolution, storage and access capabilities will advance our environment well into the future. OIS' comprehensive network will offer our physicians the convenience of having patient data readily available from a wide array of tests and devices to help diagnose and monitor patients."

About Henry Ford Health

System Henry Ford Health System (www.henryford.com), one of the country's leading health care systems, integrates primary and specialty care with research and education. It includes Henry Ford Hospital and six owned or affiliated hospitals; Health Alliance Plan, a 530,000 member

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HMO; the 900 physician/scientist Henry Ford Medical Group, 24 ambulatory centers and other health-related services located throughout southeastern Michigan.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Ophthalmic Imaging Systems
Gil Allon, 916-646-2020
Ariel Shenhar, 916-646-2020
 or
KCSA Worldwide
Todd Fromer, 212-896-1215 (Investor Relations)
Garth Russell, 212-896-1250 (Investor Relations)